SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON DC  20549

                                   FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934




                       Date of Report: April 12, 2003
                      ---------------------------------
                      (Date of earliest event reported)




                     Bion Environmental Technologies, Inc.
            -----------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter




         Colorado                  001-31437               84-1176672
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   (State of Incorporation)    (Commission File No.)    (I.R.S. Employer
                                                         Identification No.)




              18 East 50th Street, 10th Floor, New York, NY  10022
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             (Address and Zip Code of Principal Executive Offices)




Registrant's telephone number including area code: (212) 758-6622

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Item 5.  Other Events.

LIQUIDITY UPDATE.

     During the period from April 12, 2003 through June 6, 2003, Bright Capital, Ltd. ("Brightcap"), an entity owned and controlled by Dominic Bassani, a consultant whose services were provided to us as part of our management agreement with D2CO, LLC ("D2") (see discussion below), made further advances to us pursuant to the letter agreement attached hereto as
Exhibit 99.1. These advances to us total approximately $445,000 as of June 6, 2003 and were made for the purpose of providing funds to allow us to be able to pay operating expenses that are critical to our operations, primarily consisting of salaries paid to retain critical personnel (which now consists of six employees), to take actions to protect and expand our intellectual property and to commence work on a system installation in Texas. Brightcap has agreed to lend us the money that we need (up to an amount not to exceed approximately $600,000, unless agreed otherwise) to pay these expenses as an additional loan on an as-needed basis (the "Brightcap Bridge Loan"), and to convert all of the amounts due under the Brightcap Bridge Loan to amounts that will become due under the same identical terms that the investors will receive in the first of a series of anticipated financings consisting of mandatorily convertible debt which are intended to be accomplished in 2003 through Bion Dairy Corporation, one of Bion's wholly-owned subsidiaries (the "Bion Dairy Financing").

     Brightcap had lent us money in the past pursuant to a Secured Promissory Note dated March 28, 2003 (the "Secured Note"), and in connection with that loan we had granted Brightcap a security interest in certain of our tangible assets pursuant to a related Security Agreement (the "Security Agreement"). The Secured Note bears interest on the unpaid principal at the simple rate of six percent (6%) per annum, and all principal and accrued interest becomes payable on March 28, 2004. All of the amounts provided to us under the Brightcap Bridge Loan (plus prior advances from Brightcap, directly and/or indirectly through D2, since January 1, 2003 which had not been previously included in the Secured Note) were added as principal due under the existing Secured Note.

     All of the obligations due under the Secured Note will automatically and mandatorily convert to being an obligation under the Bion Dairy Financing contemporaneously with the issuance of the first convertible note under the Bion Dairy Financing; provided, however, that to the extent any funds are realized from the disposition of tangible assets under the existing Security Agreement, all of such funds will be utilized to reduce the amount due under the Secured Note and will not be converted (or, if received after the Secured Note has already been converted, such funds will be paid to Brightcap and applied to reduce the principal of the convertible notes received in the Bion Dairy Financing despite any prohibition on prepayment).

     As collateral for the Brightcap Bridge Loan, Bion and its subsidiaries have now granted Brightcap an additional security interest in all of their intellectual property, including without limitation, patents, patent applications, trade secrets and technical know-how (the "Intellectual Property Collateral") pursuant to an amendment to the existing Security Agreement. Brightcap has acknowledged that the Intellectual Property Collateral is exactly the same collateral that we plan to grant as security to note holders in connection with the Bion Dairy Financing. Accordingly, Brightcap has agreed that: (a) even though Brightcap was granted a security interest in the

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Intellectual Property Collateral under the Brightcap Bridge Loan, Brightcap specifically consented to the anticipated granting of a security interest in the same collateral to the holders of notes under the Bion Dairy Financing after the date of the Brightcap Bridge Loan; (b) Brightcap will share its security interest in the Intellectual Property Collateral in pari pasu with the holders of any notes that are issued in the future pursuant to the Bion Dairy Financing; (c) Brightcap's security interest in the Intellectual Property Collateral will not be senior to the security interest granted to the holders of the notes under the Bion Dairy Financing, irrespective of the date(s) on which such security interests were granted; and (d) Brightcap will execute and deliver any documents reasonably requested by us and/or participants in the Bion Dairy Financing in that regard.

     Also, as of June 6, 2003, we owe approximately $900,000 to unsecured creditors in addition to the amounts that we currently owe to Brightcap as discussed above and $487,500 that we currently owe to The Trust Under Deferred Compensation Plan for D2CO, LLC (the "D2 Trust") for past management services. It should be noted, however, that the amounts currently owed by us to the D2 Trust will be converted into shares of our Common Stock (unless otherwise agreed in writing) upon the earlier to occur of (a) a $5 million or greater equity financing(s) by us, in which case the amount payable will be converted into shares of our Common Stock at the equity price of the financing (or, in the event that the $5 million in equity financing is obtained in a series of more than one financing, the price of the equity financing which pushes the aggregate total of the financings above $5 million), or (b) March 31, 2005, at the then current market price of our Common Stock. (Please see our Current Report on Form 8-K dated March 25, 2003).

    Although we are currently seeking other outside sources of capital, as of this date we have not been able to secure financing that is necessary for our current and future operations and there can be no assurance that sufficient funds will be available from external sources. Further, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significantly dilutive effect on our existing shareholders. Since we do not yet have the ability to generate cash flow from operations, we have substantially curtailed our current business activities and we may need to cease operations if we are not able to immediately raise capital from outside sources. This would have a material adverse effect on our business and our shareholders.

WAIVER OF POST-CLOSING ADJUSTMENT PROVISIONS BY OAM AND CENTERPOINT

     Effective as of May 29, 2003, we and Centerpoint Corporation, our majority-owned subsidiary, entered into an agreement (the "OAM Agreement", a copy of which is attached hereto as Exhibit 99.2) with OAM, S.p.A., an Italian corporation ("OAM") which is the former parent of Centerpoint that sold to us its majority ownership interest in Centerpoint on January 10, 2002 pursuant to a series of agreements dated as of that date among us, OAM, Centerpoint and others (the "Transaction Documents"). The Transaction Documents contain certain Post-Closing Adjustment provisions that have made it economically undesirable for outside investors to provide investment capital to us which has resulted in our current severe financial difficulties. In the OAM Agreement, OAM has agreed to waive these "Post-Closing Adjustment" provisions as they would apply to any of our financings or other transactions or issuances. The OAM Agreement also clarifies certain disputed matters


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between OAM and Centerpoint concerning costs and expenses related to certain litigation and arbitration claims in which Centerpoint owns a 35% interest.

     The OAM Agreement requires us to use our best efforts to cause Centerpoint to hold a special meeting of its stockholders in New York City within sixty days of May 29, 2003 for the purpose of seeking formal stockholder ratification of an existing agreement between us and Centerpoint effective February 12, 2003 (the "Amended Centerpoint Agreement," a copy of which is attached as Exhibit 99.3) in which Centerpoint also agreed, among other things, to waive certain "Post-Closing Adjustment" provisions contained in the Transaction Documents. The waiver of the subject Post-Closing Adjustment provisions by OAM in the OAM Agreement will not be effective unless Centerpoint stockholder ratification is obtained as discussed below.

     Bion has been informed by investment banking firms, potential outside investors and others that the Post-Closing Adjustment provisions contained in both the OAM Agreement and the Amended Centerpoint Agreement have made it economically undesirable for outside investors to provide capital to Bion. Bion believes that it is in the best interests of the Centerpoint stockholders to waive the subject Post-Closing Adjustment provisions because Centerpoint holds a significant number of Bion shares that may become worthless if Bion does not receive financing. Bion has been and continues to be unable to obtain needed outside financing due to the Post-Closing Adjustment provisions. Unless a majority of the Centerpoint stockholders (other than Bion) present at a meeting either in person or by proxy ratifies the Amended Centerpoint Agreement which, in addition to other matters, waives the Post-Closing Adjustment provisions, Bion's ability to obtain outside financing will be extremely limited.

     Upon ratification of the Amended Centerpoint Agreement by a majority of the Centerpoint stockholders (other than Bion) present at a meeting either in person or by proxy, the OAM Agreement also requires Bion, among other things, to pay (i) to OAM the sum of $80,000, and (ii) on behalf of OAM, the sum of $10,000 to reimburse OAM for certain of its legal fees incurred in connection with the negotiation of the OAM Agreement. Full and final payment of these amounts is a condition precedent to the effectiveness of OAM's waiver of the subject Post-Closing Adjustment provisions. The OAM Agreement also requires a third party to pay OAM the sum of $25,000 to purchase Bion shares from OAM.

     Additionally, in connection with the execution of the OAM Agreement, Bion and Centerpoint have agreed to allow a consultant to Bion which is an affiliate of OAM to receive its consulting fees (approximately $19,000) from Centerpoint's share of settlement proceeds, if any, of the Aprilia arbitration.

     We currently anticipate that a meeting of the Centerpoint stockholders will be held during the second half of July of this year for the purpose of seeking stockholder ratification of the Amended Centerpoint Agreement.

TEXAS INSTALLATION

     During the second half of May, 2003 we commenced construction of a second generation Bion Nutrient Management System ("NMS") on the Devries dairy in Texas (which milks approximately 1150 cows) as a retrofit of the dairy's existing lagoon. We anticipate start-up to occur during the second half of June of this year. The purpose of this installation is to demonstrate the

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capacity of our second generation NMS to remove nutrients (primarily nitrogen and phosphorus) from the waste stream. We consider the success of this system at the Devries Dairy in Texas to be extremely important in demonstrating the effectiveness of the Bion NMS.


Item 7. Financial Statements and Exhibits.

     The following documents are filed as exhibits to this Form 8-K:

     Exhibit No.   Description

       99.1        Letter Agreement with Bright Capital, Ltd.
       99.2        Agreement with OAM, S.p.A.
       99.3        Amended Agreement with Centerpoint Corporation






                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BION ENVIRONMENTAL TECHNOLOGIES, INC.


Date: June 10, 2003                By: /s/ Mark A. Smith
                                      -------------------------------------
                                      Mark A. Smith, President






















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